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                                                                     EXHIBIT 99



[GAYLORD ENTERTAINMENT LOGO]                            INFORMATION FOR RELEASE


Contact: Jim Brown
Gaylord Entertainment
(615) 316-6302
jwbrown@gaylordentertainment.com


      GAYLORD ENTERTAINMENT FINALIZES SALE OF ACUFF-ROSE MUSIC PUBLISHING
            PROCEEDS USED TO BUILD TEXAS HOTEL, REDUCE INDEBTEDNESS


NASHVILLE, Tenn. (Aug. 27, 2002) - Gaylord Entertainment Co. (NYSE: GET) announced it has finalized the catalogue and real estate sale of Acuff-Rose, a leader in the music publishing business, to Sony/ATV Music Publishing for $157 million, before royalties payable to Sony for the period beginning July 1, 2002.

Gaylord said it plans to use proceeds from this transaction to pay down debt and to invest in building its core hospitality brand, Gaylord Hotels.

Commenting on the divestiture, Colin Reed, president and chief executive officer of Gaylord Entertainment, said, "Our management team remains committed to growing our hospitality and leisure businesses. We are delivering on our promise to build a more focused company and will continue to develop our world-class brand - Gaylord Hotels."

"As we announced in late July to the Texas community, we will open our resort and convention center in the Dallas/Fort Worth area two months earlier than previously announced. We are pleased with the progress being made in Texas, and this cash infusion will expedite our development work as well as reduce our indebtedness."

At a press conference and media event in Grapevine, Texas, on July 29, Gaylord announced it will open the Gaylord Opryland Texas Resort & Convention Center on April 2, 2004. The property is only eight minutes from the Dallas/Fort Worth Airport.

About Gaylord Entertainment

Gaylord Entertainment, a leading hospitality and entertainment company based in Nashville, Tenn., owns and operates Gaylord Hotels branded properties, including the Gaylord Opryland Resort & Convention Center and the Radisson Opryland Hotel in Nashville, and the Gaylord Palms Resort & Convention Center in Kissimmee, Fla. The company's entertainment brands include the Grand Ole Opry, the Ryman Auditorium, the General Jackson Showboat, the Springhouse Golf Club, the Wildhorse Saloon, and WSM and WWTN Radio. Gaylord Entertainment's stock is traded on the New York Stock Exchange under the symbol GET. For more information about the company, visit www.gaylordentertainment.com.

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